   Exhibit 99.1
MDC PARTNERS INC.

SCHEDULE OF OWNERSHIP

	Legal Ownership at September 30, 2007
Strategic Marketing Services
ACLC Inc	100.0%
Allard Johnson Communications Inc.	60.2%
Colle & McVoy, LLC	100.0	% (1)
Crispin Porter & Bogusky, LLC	49.0	% (2)
Fletcher Martin, LLC	85.0%
HL Group Partners LLC	59.0	% (3)
kirshenbaum bond & partners, LLC	60.0%
Mono Advertising, LLC	49.9%
Redscout, LLC	60.0	% (4)
Vitro Robertson, LLC	84.0	% (5)
Zig Inc.	50.1%
Zyman Group, LLC.	62.1	% (6)
Customer Relationship Management
Accent Marketing Services, LLC	93.7%
Specialized Communication Services
Accumark Communications Inc.	55.0	% (7)
Banjo Strategic Entertainment, LLC	75.0%
Bratskeir & Company, Inc.	100.0%
Bruce Mau Design Inc.	50.1%
Bryan Mills Iradesso Inc.	62.8%
company c	100.0%
Computer Composition of Canada Inc.	100.0%
Hello Design, LLC	51.0%
henderson bas partnership	65.0%
Ito Partners LLC	60.0%
Margeotes Fertitta Powell, LLC	95.0	% (8)
Northstar Research Partners Inc.	70.1%
Onbrand	85.0%
Pro−Image Corporation	100.0%
Source Marketing, LLC	80.0%
TargetCom, LLC	100.0%
Veritas Communications Inc.	62.9%
Yamamoto Moss Mackenzie Inc.	100.0%

Notes:

(1)	MDC’s current economic interest is 95% of profits
(2)	As of October 31, 2007, MDC’s current economic interest is 56.1% of profits. Effective November 1, 2007, MDC increased its legal ownership and economic interest to 77%.
(3)	MDC’s current economic interest was 52.6% of profits.
(4)	Effective October 18, 2007, MDC increased its legal ownership and economic interest to 100%.
(5)	MDC’s current economic interest is 100% of profits as its priority right to profits is not expected to be exceeded in 2007.
(6)	MDC’s current economic interest is 100% of profits as its priority right to profits is not expected to be exceeded in 2007.
(7)	MDC’s current economic interest is 42% of profits.
(8)	Due to historical losses, MDC’s current economic interest is 100%.